Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”) is made and entered into as of November 9, 2015 (the “Effective Date”), by and between Trevor R. Burgess (the “Executive”) and C1 Financial, Inc. (the “Company”), a Florida corporation.

WITNESSETH THAT:

WHEREAS, the Company is currently considering undergoing a Change of Control (as defined below in Section 1(b)) pursuant to an Agreement and Plan of Merger among Bank of the Ozarks, Inc., an Arkansas corporation (the “Buyer”), Bank of the Ozarks, an Arkansas state banking corporation and wholly-owned subsidiary of the Buyer, the Company and C1 Bank, a Florida state bank and wholly-owned subsidiary of the Company (as it may be amended from time to time, the “Merger Agreement”; provided that, to the extent any amendment to the Merger Agreement would adversely affect the rights or obligations of Executive hereunder, such amendment shall not be taken into account for purposes hereof); and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined to enter into this Agreement to reinforce and encourage the continued attention and dedication of the Executive to his assigned duties in order to complete a Change of Control;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.	Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)	“Cause”:

(i) the Executive’s willful and repeated refusal to perform his duties or responsibilities following written notice from the Company; it being understood that the failure to achieve specified results or generally poor Company performance will not constitute Cause;

(ii) commission by the Executive of embezzlement or actual fraud in the performance of his duties to the Company; or

(iii) the Executive’s indictment for, conviction of, guilty plea or plea of nolo contendere to, a felony or any other criminal charge involving moral turpitude.

Whether “Cause” exists shall be determined in the sole and good faith discretion of the Board; provided that, any such determination (other than as relating to the conduct described in clause (iii) above) shall be made pursuant to a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct that constitutes “Cause”, and specifying the particulars thereof in detail.

(b)	“Change of Control”:

(i) the occurrence of the Effective Time (as defined in the Merger Agreement); or

(ii) the consummation of an Acquisition Transaction (as defined in the Merger Agreement), where, (A) (x) after the date of the Merger Agreement and prior to the termination thereof, an Acquisition Proposal (as defined in the Merger Agreement) (whether or not related to the Acquisition Transaction resulting in the Change of Control hereunder) has been made known to senior management of the Company or has been made directly to its shareholders generally (and not withdrawn) or any Person (as defined in the Merger Agreement) has publicly announced (and not withdrawn) an Acquisition Proposal (whether or not related to the Acquisition Transaction resulting in the Change of Control hereunder) and (y) thereafter the Merger Agreement is terminated by (1) either the Buyer or the Company pursuant to Section 7.01(c) or Section 7.01(f) of the Merger Agreement (without the Requisite Company Shareholder Approval (as defined in the Merger Agreement) having been obtained) or (2) the Buyer pursuant to Section 7.01(d) or Section 7.01(e) of the Merger Agreement (but only if the breach of the Merger Agreement by the Company or the Company Bank (as defined in the Merger Agreement) referred to in such Section 7.01(d) or Section 7.01(e), as applicable, is willful and knowing) and (B) such Acquisition Transaction is consummated, or an agreement providing for the consummation of such Acquisition Transaction is entered into, prior to the date that is twelve (12) months after the date of such termination of the Merger Agreement; and provided, that, for purposes of this clause (ii), all references in the definition of “Acquisition Transaction” in the Merger Agreement to “20%” shall instead refer to “50%”.

(c)	“Good Reason”: in the absence of the written consent of the Executive:

(i) a diminution in the Executive’s annual base salary, as is in effect immediately prior to the reduction giving rise to Good Reason;

(ii) a material diminution in the authority, duties or responsibilities of the Executive;

(iii) any relocation of the Executive’s principal place of business to a location more than 15 miles from the Executive’s principal place of business prior to such relocation; or

(iv) any material breach of this Agreement by the Company.

In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iv) within 30 days following the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Company Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Company Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder (the “Code”)) must occur, if at all, within 60 days following such Company Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason. Notwithstanding anything to the contrary in this Agreement, a temporary suspension of the Executive’s duties, authorities, employment or other roles hereunder not in excess of 30 days by the Board based upon the Board’s good faith judgment that such suspension is warranted pending investigation of any material allegations relating to the conduct of the Executive or the conduct of Company which may implicate the Executive shall not give rise to Good Reason.

2.	Obligations of the Company upon a Change of Control or Qualifying Termination.

(a)	In connection with a Change of Control, the Company shall pay to the Executive a total cash payment of $3,300,000 (the “Transaction Payment”) as follows:

(i) Promptly following the execution of the Merger Agreement (but in no event later than December 31, 2015), a lump-sum cash payment of $800,000; provided that, the Executive shall reimburse the after-tax amount of such cash payment to the Company on the later of (x) the termination of the Merger Agreement and (y) the Board’s good faith determination that it is not possible for a Change of Control to occur; and

(ii) Subject to the Executive’s continued employment with the Company through the effective date of the Change of Control and, within 15 days of such effective date, the Executive’s execution and delivery to the Company of a release of claims against the Company and its affiliates in a form that is mutually satisfactory to the Company and the Executive (the “Release”) and non-revocation of such Release, the Company shall pay to the Executive within 20 days of such effective date (but in no event later than March 15 of the year following the Change of Control) a lump-sum cash payment of $2,500,000.

(c) If the Executive’s employment terminates prior to a Change of Control due to either a termination by the Company without Cause or a termination by the Executive for Good Reason (in either case, a “Qualifying Termination”), and the Executive shall have executed and delivered to the Company within 15 days of the Qualifying Termination the Release and not revoked such Release, the Company shall pay to the Executive within 20 days of the effective date of the Change of Control (but in no event later than March 15 of the year following the Change of Control) the Transaction Payment.

(d) The payments and benefits provided under this Section 2 shall be in full satisfaction of the Company’s obligations to the Executive in connection with a Change of Control or Qualifying Termination, and in no event shall the Executive be entitled to severance benefits (or other damages in respect of a termination of employment or claim for breach of this Agreement) beyond those specified in this Section 2 in the case of a Change of Control or Qualifying Termination. For the avoidance of doubt, the Transaction Payment shall not be paid more than once.

3.     No Mitigation; No Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

4.     Section 409A. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. If the period during which a payment must be made under Section 2 of this Agreement begins in one taxable year and ends in a second taxable year, such payment shall be made in the second taxable year to the extent required to avoid any tax, interest or penalties under Section 409A of the Code.

5.	Code Section 280G.

(a) If any Transaction Payment received by Executive pursuant to Section 2 of this Agreement

(or any payments that the Executive would receive from the Company or otherwise in connection with a Change of Control) is subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

(b) It is possible that after the determinations and selections made pursuant to this Section 5 the Executive will receive Transaction Payments and a Gross-Up Payment that are, in the aggregate, either more or less than the limitations provided in Section 5(a) (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then the Executive shall refund the Excess Payment to the Company promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Executive’s receipt of such Excess Payment through the date of such refund and whose denominator is 365. In the event that it is determined (i) by arbitration under Section 7(d) below, (ii) by a court of competent jurisdiction or (iii) by the Accounting Firm (as defined below) upon request by the Executive or the Company, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive within 10 days of such determination together with an additional payment in an amount equal to the product obtained by multiplying the Underpayment times the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Underpayment through the date of such payment and whose denominator is 365.

(c) For purposes of making all determinations required to be made under this Section 5, (i) the value of any noncash benefits or any deferred payment or benefit shall be determined by Golden Parachute Tax Solutions, LLC (the “Accounting Firm”) in accordance with the principles of Sections 280G(d)(3) and (4) of the Code and applicable guidance under Treasury Regulation Section 1.280G-1, and U.S. Treasury Department rulings and releases; and (ii) for purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of the Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All determinations made by the Accounting Firm under this Section 5 shall be final and binding on the Company and its successors. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

6.	Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that the Company would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.	Miscellaneous.

(a) Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(c) Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Florida, without regard to the conflict of law provisions of any state.

(d) Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by the Executive and the Company shall be submitted to arbitration in St. Petersburg, Florida in accordance with Florida law and the procedures of the American Arbitration Association. The determination of the arbitrator shall be conclusive and binding on the Company and the Executive and judgment may be entered on the arbitrator(s)’ awards in any court having competent jurisdiction.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(f) Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(g) Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed as follows:

If to the Company:

C1 Financial, Inc.
100 5th Street South
St. Petersburg, Florida 33701

If to the Executive:

At the address last on the records of the Company.

Either party may change its address for notice by giving notice in accordance with the terms of this Section 7(g).

(h) Headings Descriptive. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

(i) Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

(j) Entire Agreement. From and after the Effective Date, this Agreement shall supersede any other agreement or understanding between the parties with respect to the subject matter hereof. The obligations under this Agreement are enforceable solely against the Company and its affiliates.

(k) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(l) Authority/Certification. Each of the undersigned hereby personally warrants that he has the full authority to execute and enter into this Agreement and has obtained all consents, approvals and authorities of any person, committee or entity necessary to make this Agreement binding and fully enforceable against the party for which he signs. The Executive represents and warrants that he has disclosed to the Company all provisions in any agreements with any current or prior employer that purport to restrict his activities following employment with such employer and that, except as set forth in any such agreement, he is subject to no agreement or restriction that would limit his ability to execute and deliver this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

C1 FINANCIAL, INC.

By:	/s/ Cristian A. Melej
Name: Title:	Cristian A. Melej Chief Financial Officer

EXECUTIVE

/s/ Trevor R. Burgess